Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Illumina, Inc. for the registration of shares of its common stock to be filed on or about May 11, 2006 and to the incorporation by reference therein of our reports dated February 15, 2006, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
May 8, 2006